exhibit 99.B(d)(10)(iii)

THIRD AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment to the Investment Sub-Advisory Agreement (the “Agreement”) dated March 12,  2002, between Directed Services LLC (by virtue of a reorganization assumed all duties and obligations of former contracting party, ING Life Insurance and Annuity Company) (the “Adviser”) and Pacific Investment Management Company LLC (“Subadviser”), is entered into as of the 1st day of April, 2008.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services to the ING PIMCO Total Return Portfolio (the “Portfolio”) for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties desire to make certain changes to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties hereby agree that the Agreement is amended as follows:

1.                                     Compensation of the Subadviser

Appendix A to the Agreement is hereby deleted and replaced with the attached Amended Appendix A.

2.                                     Services of the Subadviser

The following paragraph is added as a new section 2.K. to the Agreement:

Notwithstanding any other provision to the contrary, the Subadviser shall have no obligation to perform the following services or to have employees of the Subadviser perform the following roles, as applicable:

(a)  preparing and filing material for distribution to shareholders of the Portfolio, including statistical information about the Portfolio and material regarding the Portfolio’s performance or investments;
(b)  providing employees of the Subadviser to serve as officers of the Portfolio; or
(c)  providing the employees of the Sub-Adviser to serve as the Portfolio’s Chief Compliance Officer and associated staff.

3.                                     Full Force and Effect

Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of April, 2008.

DIRECTED SERVICES LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

/s/ Thomas J. Otterbein

Name:	Thomas J. Otterbein

Title:

Managing Director

AMENDED APPENDIX A
Fee Schedule

For the services provided by Pacific Investment Management Company LLC (the “Subadviser”) to the following Series of ING Partners, Inc., pursuant to the attached Investment Sub-Advisory Agreement, Directed Services LLC will pay the Subadviser a fee for each series of ING Partners, Inc., computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series	Annual Subadviser Fee
(as a percentage of average daily net assets)

ING PIMCO Total Return Portfolio(1)	If Relationship Net Assets(2) equal or exceed $3 Billion, the following fee schedule shall apply to the PIMCO TR Portfolios (as defined below):

0.25% on first $1 billion in assets; and 0.225% on assets over $1 billion(3).

If Relationship Net Assets(2) are less than $3 Billion, the following fee schedule shall apply:

0.25% on all assets

(1)        The sub-advisory fee for ING PIMCO Total Return Portfolio is based on the aggregated assets of ING PIMCO Total Return Portfolio and ING PIMCO Core Bond Portfolio, a series of ING Investors Trust  (individually a “PIMCO TR Portfolio” and collectively, the “PIMCO TR Portfolios”).

(2)        The term Relationship Net Assets shall mean the aggregate net assets of each of the series in the ING Fund complex that are subadvised by the Subadviser.

(3)        The fee rate payable to Subadviser when the PIMCO TR Portfolios’ assets, in the aggregate, exceed $1 billion would be modified so that a rate of 0.225% would apply to PIMCO TR Portfolios’ aggregate assets over $1 billion.  For purposes of calculating sub-advisory fees payable by a PIMCO TR Portfolio, the ING Fund accounting department would:  (1) determine whether the aggregated assets in the PIMCO TR Portfolios exceed $1 billion; (2) apply a rate of 0.225% to PIMCO TR Portfolios’ aggregated assets in excess of $1 billion; (3) calculate a “blended” fee rate (based upon the 0.25% rate applicable to PIMCO TR Portfolios’ aggregated assets of $1 billion and below, and 0.225% for PIMCO TR Portfolios’ assets in excess of $1 billion); and (4) apply the “blended” rate to each PIMCO TR Portfolio’s assets. This sub-advisory fee change is effective on April 1, 2008.